Exhibit 10.53

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of September 30, 2008, by and between ADA-ES, Inc., a Colorado corporation (the “Company”) and the several purchasers identified in the attached Exhibit A (individually, a “Purchaser” and collectively, the “Purchasers”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, the Purchasers wish to purchase from the Company, and the Company wishes to sell and issue to the Purchasers, upon the terms and conditions stated in this Agreement: (i) an aggregate of 1,800,000 shares of the Company’s Series A Convertible Preferred Stock, no par value (the “Series A Preferred Stock”); and (ii) an aggregate of 1,800,000 shares of the Company’s Series B Convertible Preferred Stock, no par value (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Shares”);

WHEREAS, the Shares will be, under certain conditions, convertible into shares of the Company’s common stock, no par value per share (the “Common Stock”) (such Common Stock issuable upon conversion shall be referred to herein as the “Conversion Shares,” and the Shares and the Conversion Shares shall be referred to herein as the “Securities”); and

WHEREAS, contemporaneously with the sale of the Shares, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide certain registration rights under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

1.01 Definitions.

a. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

i. “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question and shall include with respect to ECP, each Purchaser;

ii. “Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the States of Colorado or New York are required or authorized to close;

iii. “Certificates of Designations” shall mean the Series A Certificate of Designations and the Series B Certificate of Designations;

iv. “Code” shall mean the Internal Revenue Code of 1986, as amended;

v. “Company Benefit Plan” shall mean each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, restricted stock unit, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, in each case (A) under which any past or present director, officer, employee, consultant or independent contractor of the Company has any present or future right to benefits, or (B) otherwise as a result of which the Company has any liability;

vi. “Contract” shall mean any material agreement, contract, commitment, lease, mortgage, indenture, deed of trust, debt instrument, understanding, arrangement, restriction or other instrument to which the Company is currently a party and that is or was required to be filed as an exhibit to any Company SEC Report;

vii. “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise;

viii. “Conversion” shall mean the conversion from time to time of the Shares for shares of Common Stock in accordance with the terms of the Series A Certificate of Designations or Series B Certificate of Designations, as applicable;

ix. “Development Subsidiaries” shall mean (A) Red River Environmental Products LLC, a Delaware limited liability company, (B) Morton Environmental Products LLC, a Delaware limited liability company, (C) Underwood Environmental Products LLC, a Delaware limited liability company, (D) Crowfoot Supply Company, LLC, a Delaware limited liability company and (E) Crowfoot Development, LLC, a Delaware limited liability company, respectively;

x. “ECP” shall mean Energy Capital Partners, LLC, and any of its Affiliates;

xi. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

xii. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;

xiii. “Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing;

xiv. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

xv. “Joint Development Agreement” means the Joint Development Agreement, dated as of the date hereof, by and among ADA-ES and ECP or one or more of its Affiliates;

xvi. “knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge, after reasonable inquiry, of the directors and officers of the Company;

xvii. “LLC Agreement” means the Limited Liability Company Agreement of Crowfoot Development, LLC (“Devco”), dated as of the date hereof, among the Company and the other members of Devco signatory thereto (“Other Devco Members”);

xviii. “Majority Purchasers” means Purchasers who collectively hold the right to purchase a majority of the Shares to be purchased;

xix. “Material Adverse Effect” shall mean, collectively, a material adverse effect on, or a material adverse change in, or group of such effects on or changes in the general affairs, business, prospects, properties, assets, liabilities, operations or condition (financial or otherwise) or results of operations of the Company, its Subsidiaries and the Development Subsidiaries taken as a whole, except for (i) any change resulting from general economic conditions provided that the Company, its Subsidiaries and the Development Subsidiaries taken as a whole are not materially disproportionately (relative to other companies in the Company’s industry) affected by such change, (ii) any change resulting from conditions or circumstances generally affecting the industry in which the Company, its Subsidiaries and the Development Subsidiaries participate and not specifically relating to the Company, provided that the Company, its Subsidiaries and the Development Subsidiaries taken as a whole are not materially disproportionately (relative to most other industry participants) affected by such change and (iii) any change in the market price of the Company’s Common Stock;

xx. “NASD” shall mean National Association of Securities Dealers, Inc.;

xxi. “Owns, Own, or Owned” shall mean the aggregate beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Purchasers and their Affiliates;

xxii. “Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity;

xxiii. “Pricing Date” shall mean the later of:

(1)	the first date on which Members (as defined in the LLC Agreement) are required to fund pursuant to Section 3.3(c)(ii) of the LLC Agreement; and

(2)	the date on which the Company shall have publicly announced, in a report filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, (A) the execution of this Agreement and (B) its intention to solicit the Shareholder Approval in accordance with Section 5.11 hereof;

xxiv. “Purchasers’ Representative” means Energy Capital Partners GP I, LLC, a Delaware limited liability company;

xxv. “Red River Project” shall have the meaning set forth in the Joint Development Agreement;

xxvi. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended to date;

xxvii. “SEC” shall mean the U.S. Securities and Exchange Commission;

xxviii. “Securities Act” shall mean the Securities Act of 1933, as amended;

xxix. “Series A Certificate of Designations” means the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Convertible Preferred Stock of the Company, substantially in the form attached hereto as Exhibit C;

xxx. “Series B Certificate of Designations” means the Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series B Convertible Preferred Stock of the Company, substantially in the form attached hereto as Exhibit D;

xxxi. “Subsidiary” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, provided, however, that when used with respect to the Company, the term “Subsidiary” shall not include any of the Development Subsidiaries unless specifically referenced;

xxxii. “Takeover Statute” shall mean any corporate takeover provision under laws of the State of Colorado or any other state or federal “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation;

xxxiii. “Trading Day” shall mean any day on which the Common Stock is listed or quoted and traded on the NASDAQ Capital Market or, if the Common Stock is not listed on the NASDAQ Capital Market, on the principal national securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national securities exchange, on the automated quotation system on which the Common Stock is then authorized for quotation;

xxxiv. “Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Joint Development Agreement, the LLC Agreement and the Operative Agreements (as defined in the Joint Development Agreement); and

xxxv. “VWAP Price” per share of Common Stock on any Trading Day means such price as displayed on Bloomberg (or any successor service) page ADES <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, the VWAP Price means the market value per share of Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company.

1.02 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

1.03 Purchasers’ Representative. Except as otherwise specified herein, for purposes of this Agreement, wherever the Company is required to provide notice or documentation to the Purchasers, such obligation shall be satisfied by the provision of such notice or documentation to the Purchasers’ Representative.

ARTICLE II.

SALE AND PURCHASE OF THE COMPANY PREFERRED STOCK

2.01 Authorization of Preferred Stock.

a. Series A Preferred Stock. On or prior to the Closing, the Company shall have authorized the sale and issuance of an aggregate of 1,800,000 shares of Series A Preferred Stock, on the terms and conditions set forth in this Agreement. The terms, limitations and relative rights and preferences of the Shares shall be as set forth in the Series A Certificate of Designations.

b. Series B Preferred Stock. On or prior to the Closing, the Company shall have authorized the sale and issuance of an aggregate of 1,800,000 shares of Series B Preferred Stock, on the terms and conditions set forth in this Agreement. The terms, limitations and relative rights and preferences of the Shares shall be as set forth in the Series B Certificate of Designations.

2.02 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, at the Closing (as defined below): (i) the number of shares of Series A Preferred Stock set forth opposite the name of such Purchaser under the heading “Number of Shares of Series A Preferred Stock to be Purchased” on Exhibit A hereto, for a per share purchase price equal to $9.37 (the “Series A Per Share Purchase Price”), or $16,866,000 in the aggregate (the “Series A Purchase Price”); and (ii) the number of shares of Series B Preferred Stock set forth opposite the name of such Purchaser under the heading “Number of Shares of Series B Preferred Stock to be Purchased” on Exhibit A hereto, for a per share purchase price equal to the lesser of (A) $16.50 and (B) the product of (i) 0.9 multiplied by (ii) the average of the VWAP Prices for the period beginning on the date 10 Trading Days prior to the Pricing Date and ending (if the Pricing Date is a Trading Day) on the date 9 Trading Days after the Pricing Date or (if the Pricing Date is not a Trading Day) on the date 10 Trading Days after the Pricing Date (the “Series B Per Share Purchase Price”), for a number of U.S. Dollars in the aggregate equal to the product of the Series B Per Share Purchase Price and 1,800,000 (the “Series B Purchase Price”). The sum of the Series A Purchase Price and Series B Purchase Price shall be referred to herein as the “Purchase Price”.

2.03 Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Schuchat, Herzog & Brenman, LLC, counsel to the Company, on the third business day after the Company shall have given written notice (the “Closing Notice”) to the Purchasers’ Representative that all of the conditions precedent set forth in Article VI hereof have been satisfied in full or are expected to be satisfied in full at the Closing or duly waived by the Company and/or the Majority Purchasers, as applicable (the “Closing Date”), or at such other location, date and time as may be agreed upon between the Purchasers and the Company.

2.04 Delivery. The sale and purchase of the Shares shall be effected on the Closing Date by the Company executing and delivering to the Purchasers, duly registered in such Purchaser’s name, one or more duly executed stock certificates evidencing the shares being purchased by it, against payment of the Purchase Price therefor by wire transfer of immediately available funds to such account as the Company shall designate in writing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure schedule delivered by the Company to the Purchasers’ Representative on the date of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to each of the Purchasers as of the date hereof and as of the Closing Date (or, if made as of a specified date, as of such other date) as follows:

3.01 Organization, Standing and Power.

a. Due Organization and Standing. The Company and each of its Subsidiaries: (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, license, lease and operate its properties and to carry on its business as now being conducted and currently proposed to be conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, licensing or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof nor any of the Development Subsidiaries has received a written notification that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification where such proceeding would reasonably be likely to have a Material Adverse Effect.

b. Charter Documents. The Company has delivered or made available to the Purchasers’ Representative or its counsel: (i) a true and correct copy of the Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”) and Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws,” and together with the Articles of Incorporation, the “Company Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents, of each of its Subsidiaries and each of the Development Subsidiaries (collectively, “Subsidiary Charter Documents”), and each such instrument is in full force and effect.

c. Subsidiaries. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and each Development Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, a wholly-owned Subsidiary of the Company, or the Company and another wholly-owned Subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances, rights of first refusal, rights of first offer, rights of last refusal, rights of negotiation and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable and, with respect to the Development Subsidiaries, other Permitted Encumbrances (as defined in the Joint Development Agreement) (collectively, “Liens”), except for restrictions imposed by applicable securities laws. Other than the Subsidiaries and the other subsidiaries of the Company set forth on Exhibit 21.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2007 in the form filed with the SEC (the “2007 Form 10-K”), neither the Company nor any of its Subsidiaries (including the Development Subsidiaries) owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person except for minority investments in marketable securities existing from time to time.

3.02 Capitalization.

a. As of the date hereof, the authorized capital stock of the Company consists of: (i) 50,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Articles of Incorporation. As of the date hereof, (i) 6,727,035 shares of Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued or outstanding, and (iii) 419,765 shares of Common Stock are reserved for issuance upon the exercise of outstanding options including options granted under the Company’s outstanding stock incentive and option plans and agreements, restricted stock plans and programs and employee stock purchase programs (collectively, the “Equity Plans”).

b. As of the Closing, and assuming the Purchasers purchase all of the Shares, (i) not more than an aggregate of 8,000,000 shares of Common Stock will be issued and outstanding; (ii) 1,800,000 shares of Series A Preferred Stock will be issued and outstanding; (iii) 1,800,000 shares of Series B Preferred Stock will be issued and outstanding; (iv) not more than an aggregate of 962,463 shares of Common Stock will be reserved for issuance upon the exercise of outstanding options including options granted or reserved under the Equity Plans; and (v) 3,600,000 Conversion Shares will be reserved for issuance upon the Conversion.

c. Except for the Securities and except for options granted under the Equity Plans (the “Company Options”), as of the date hereof, the Company does not have outstanding any options to purchase, warrants, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock. All of the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company.

3.03 Stock Options. All Company Options have been appropriately authorized by the board of directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company Options reflect the fair market value of the Common Stock as determined under Section 409A of the Code on the date the option was granted (within the meaning of Treasury Regulation §1.421-1(c)). No Company Options have been retroactively granted, or the exercise price of any Company Option determined after the date of grant. All Company Options have been properly accounted for in all material respects by the Company in accordance with GAAP, and no material change is expected in respect of any prior financial statements of the Company relating to expenses for stock compensation. The Company has not received written notice of, and to the Company’s knowledge, there is no pending audit, investigation or inquiry by any governmental agency or by the Company with respect to the Company’s stock option granting practices or other equity compensation practices.

3.04 Authorization of Agreement. The Company has full corporate power and authority to (a) enter into the Transaction Agreements and subject to the Shareholder Approval, to consummate the transactions contemplated hereby and thereby and (b) subject to the Shareholder Approval, authorize, execute, issue, and deliver the Shares and the Conversion Shares as contemplated by the Transaction Agreements. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that rights to indemnity hereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity. On the Closing Date, the Transaction Agreements (other than this Agreement) will have been duly authorized, executed and delivered by the Company, and constitute legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that rights to indemnity thereunder may be limited by federal or state securities laws and except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

3.05 Authorization of the Shares.

a. The Shares to be issued at the Closing have been duly authorized and reserved for issuance and sale to the Purchasers pursuant to this Agreement, and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, such Shares will be duly and validly issued and fully paid and non-assessable.

b. On or prior to the Closing, and after giving effect to the Shareholder Approval, the Conversion Shares will be duly authorized and reserved for issuance to the holders of the Shares, and, when issued and delivered by the Company pursuant to the terms of the Shares, will be duly and validly issued and fully paid and non-assessable.

c. No holder of the Shares or the Conversion Shares will be subject to personal liability by reason of being such a holder, and neither the issuance of the Shares or the Conversion Shares is or will be subject to preemptive or other similar rights of any security holder of the Company.

3.06 Consents and Approvals. Except for (a) applicable requirements, if any, of the Securities Act and the rules and regulations promulgated thereunder, state securities or “blue sky” laws and (b) filing of the Certificates of Designation with the Secretary of State of the State of Colorado (collectively, the “Approvals”), the execution and delivery by the Company of this Agreement, and subject to Shareholder Approval and except as contemplated by Sections 5.02(b), 5.06 and 5.19, the issuance of any of the Shares, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, including, without limitation, any Conversion, do not require the Company to obtain any consent, approval, clearance or action of, or make any filing, submission or registration with, or give any notice to, any Governmental Authority or judicial authority.

3.07 Absence of Defaults and Conflicts.

a. The execution and delivery of this Agreement by the Company does not, and the fulfillment of the terms hereof and thereof by the Company, and the issuance, sale and delivery of the Shares will not, (i) violate or conflict with the Company Charter Documents or the Subsidiary Charter Documents; (ii) result in a material breach of any of the terms, conditions or provisions of, or constitute a material default (with or without the giving of notice or the passage of time (or both)) under, or result in a modification that is materially adverse to the Company of, or permit the acceleration of material rights under or termination of, any material Contract, license, permit or authorization of the Company; (iii) violate any law, ordinance, standard, judgment, rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Company or over its properties or business; or (iv) result in the creation or imposition of any material lien, encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of the Company.

b. The Company is not in default under or in violation of (and no event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a default under) (i) the Company Charter Documents or Subsidiary Charter Documents, (ii) any Contract of the Company, (iii) any license, permit or authorization to which the Company is a party or by which it is bound or (iv) any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality except, in the case of clause (ii), (iii) or (iv), for defaults or violations which would not be reasonably likely to have a Material Adverse Effect.

3.08 Reports and Financial Statements.

a. The Company has furnished or made available (including for all purposes under this Agreement availability through the SEC’s website) to the Purchasers’ Representative true and complete copies of the Company’s (i) 2007 Form 10-K, as filed with the SEC, (ii) proxy statements related to all meetings of its shareholders (whether annual or special) held since January 1, 2008, and (iii) all other reports of the Company filed with or registration statements with respect to the Company’s securities declared effective by the SEC since January 1, 2008, except registration statements on Form S-8 relating to employee benefit plans, which are all the documents (other than preliminary material) that the Company was required to file with the SEC since that date (the documents referred to in clauses (i) through (iii), together with all accompanying exhibits and all information incorporated therein by reference, being referred to herein collectively as the “Company SEC Reports”).

b. The Company has timely made all filings and furnishings with the SEC required of the Company pursuant to the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective dates, the Company SEC Reports were duly filed or furnished with the SEC and complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated by the SEC and the NASDAQ Stock Market thereunder applicable to such Company SEC Reports. Except to the extent that information contained in any Company SEC Report filed or furnished with the SEC and made publicly available prior to the date of this Agreement (a “Filed Company SEC Report”) has been revised or superseded by a later Filed Company SEC Report, as of their respective dates, none of the Filed Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

c. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included in the Company SEC Reports (i) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified subject, in the case of unaudited statements, to immaterial year-end audit adjustments; (ii) such financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except in each case as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP); and (iii) the other financial information included in the Company SEC Reports has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby.

3.09 Absence of Certain Changes or Developments. Except as disclosed in a reasonably apparent manner in any Company SEC Report (collectively, the “SEC Disclosure”) and except for changes in capitalization contemplated by the Transaction Agreements, since December 31, 2007, there has not been (i) any change in the capital stock, long-term debt, notes payable or current portion of long-term debt of the Company or any of its Subsidiaries, or (ii) any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or (iii) any Material Adverse Effect.

3.10 Compliance with Laws.

a. Except as disclosed in the SEC Disclosure, since December 31, 2007, the Company has not been in violation of any foreign, federal, state or local laws, ordinances, governmental rules or regulations to which it is subject, including without limitation laws or regulations relating to Environmental Laws or to occupational health and safety, except for violations that would not be reasonably likely to have a Material Adverse Effect, no material expenditures are known to be or expected to be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations, and the Company has received no complaints from any foreign, federal state or local agency or regulatory body alleging such material violations of any such laws and regulations.

b. The Company has all material licenses, permits, franchises or other governmental authorizations necessary for the ownership of its property and to the conduct of its business in the manner described in the SEC Disclosure. Except as disclosed in the SEC Disclosure, the Company has not been finally denied any application for any such material licenses, permits, franchises or other governmental authorizations necessary to its business. There has not been, and there is no proceeding pending, served against the Company or, to the Company’s knowledge, threatened, to suspend, revoke or limit any such licenses, permits, franchises or other governmental authorizations and, to the Company’s knowledge, there is no circumstance that exists which with notice or the passage of time or both, will result in such revocation, suspension or limitation where such revocation, suspension or limitation would be reasonably likely to have a Material Adverse Effect.

3.11 Litigation. Except as disclosed in the SEC Disclosure, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties, assets or business or any of its directors, trustees, officers or employees in such capacity, which would be reasonably likely to have a Material Adverse Effect. Except as disclosed in the SEC Disclosure, neither the Company nor, to the Company’s knowledge, any of its directors, trustees, officers or employees in such capacity is subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign), which would be reasonably likely to have a Material Adverse Effect.

3.12 Employees; Company Benefit Plans.

a. The Company is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against the Company has been filed or, to the Company’s knowledge, threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or, to the Company’s knowledge, threatened to be filed, against the Company by any employee pursuant to any collective bargaining or other employment agreement to which the Company is a party or is bound which, in any such case, would be reasonably likely to have a Material Adverse Effect.

b. There are no pending or, to the Company’s knowledge, threatened strikes, lockouts, picketing, slow downs, work stoppages or union organization activities with respect to the Company. To the Company’s knowledge, no officer or key employee, or group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

c. Except as would not reasonably be likely to have a Material Adverse Effect: (i) the Company Benefit Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, and (ii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification or an opinion letter indicating that the prototype form of the plan document does not, in and of itself, violate Section 401 of the Code and to the Company’s knowledge nothing has occurred that could adversely affect such qualification. Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in good-faith compliance with Section 409A of the Code in all material respects.

d. Except as would not reasonably be likely to result in a Material Adverse Effect, there are no pending or, to the Company’s knowledge, threatened claims (in writing) and no pending or, to the Company’s knowledge, threatened (in writing) litigation with respect to any Company Benefit Plan, other than ordinary and usual claims for benefits by participants and beneficiaries.

e. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or with respect to any Company Benefit Plan; (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code.

3.13 Tax Matters. There are no material federal, state, county, local or foreign taxes due and payable (whether to taxing authorities or to other persons) by the Company or any of its Subsidiaries which have not been paid. The Company and each of its Subsidiaries has duly and timely filed (except in cases where valid extensions have been obtained) all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. All such tax returns are complete and accurate in all material respects. No material tax deficiency has been determined adversely to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently subject to any tax audit of any kind nor is any such audit pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has any current material liability for taxes of any person (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor or (C) by contract. Neither the Company nor any of its Subsidiaries is a party to, is bound by and has any obligation under any tax sharing or tax indemnity contract or similar arrangement. Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2). The provisions for taxes on the financial statements described in Section 3.08 are sufficient for the payment of all material accrued and unpaid federal, state, county, local and foreign taxes of the Company and any of its Subsidiaries (whether due to taxing authorities or to other persons) as of the respective dates of such financial statements. Since December 31, 2007, the Company and its Subsidiaries have not incurred any liability for taxes outside the ordinary course of business consistent with past practice. All deficiencies asserted or assessments made with respect to material taxes of the Company and its Subsidiaries as a result of any examinations have been fully paid. The Company is not, and has not been, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code.

3.14 Intellectual Property. Each of Company and each of its Subsidiaries owns, possesses, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of the Company’s and its Subsidiaries’ business as now conducted. Furthermore, except in each case where the failure of such statement to be true and correct would not reasonably be likely to have a Material Adverse Effect, (a) to the knowledge of the Company, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (b) there is no pending or, to the knowledge of the Company, threatened, action, suit, claim or proceeding by others challenging the Company’s or any of its Subsidiaries’ or any of the Development Subsidiaries’ rights in or to any such Intellectual Property, and to the Company’s knowledge, there are no facts which would form a reasonable basis for any such claim; (c) the Intellectual Property owned by the Company, its Subsidiaries and the Development Subsidiaries, and to the knowledge of the Company, the Intellectual Property licensed to the Company, its Subsidiaries and the Development Subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or to the Company’s knowledge, threatened action, suit, claim or proceeding by others challenging the validity or scope of any such Intellectual Property, and to the Company’s knowledge, there are no facts which would form a reasonable basis for any such claim; (d) there is no pending or threatened action, suit, claim or proceeding by others that the Company, its Subsidiaries or the Development Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, neither the Company, its Subsidiaries or the Development Subsidiaries has received any written notice of such claim and to the Company’s knowledge, there are no other facts which would form a reasonable basis for any such claim; and (e) to the Company’s knowledge, no employee of the Company, its Subsidiaries or the Development Subsidiaries is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company nor any of its Subsidiaries nor any of the Development Subsidiaries or actions undertaken by the employee while employed with the Company, any of its Subsidiaries or any of the Development Subsidiaries. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

3.15 Title to Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real property and have good title or valid rights to lease or otherwise use all items of personal property that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (a) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (b) would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect and except those for the payment of federal, state or other taxes, the payment of which is not delinquent.

3.16 Condition and Sufficiency of Properties. The property, assets and operations of the Company owned, leased or used by the Company are in good operating condition and repair (ordinary wear and tear excepted), are adequate and sufficient for the Company’s business as now conducted and as presently contemplated to be conducted and comply with all applicable ordinances, regulations and laws except where the failure to be in such condition or to comply would not reasonably be likely to have a Material Adverse Effect.

3.17 Contracts. All agreements to which the Company or any Subsidiary is a party which are required to have been filed by the Company since December 31, 2005 pursuant to applicable SEC rules and regulations have been filed by the Company with the SEC in material compliance with the requirements thereof. As of the date hereof, each Contract filed as an exhibit to the 2007 Form 10-K, to the Quarterly Reports on Form 10-Q for the quarters ended March 31 or June 30, 2008 or to the Current Reports on Form 8-K filed by the Company with the SEC in 2008 (collectively, the “Material Contracts”) is in full force and effect and is binding on the Company or such Subsidiary, as the case may be, and, to the Company’s knowledge, is binding upon the other parties thereto, in each case in accordance with its terms, and neither the Company or such Subsidiary, as the case may be, nor, to the Company’s knowledge, any other party thereto is in breach of or default under any such agreement, which breaches or defaults would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company has not received any written notice requesting the termination of any such agreements where such termination would reasonably be likely to have a Material Adverse Effect.

3.18 Related Party Transactions. No relationship, direct or indirect, exists between or among the Company or a Subsidiary, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company or a Subsidiary, on the other, that is required by the Exchange Act to be described in the Company SEC Reports and that is not so described therein.

3.19 Investment Company Act. The Company is not required, and upon the issuance and sale of the Shares as contemplated hereunder, will not be required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.20 Foreign Corrupt Practices Act. Neither the Company, nor any Subsidiary, nor any Development Subsidiary nor, to the knowledge of the Company, any director, officer, agent, or employee acting on behalf of the Company, any Subsidiary or any Development Subsidiary has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.21 Money Laundering Laws. The operations of the Company, its Subsidiaries and the Development Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, in each case to the extent applicable to the Company, the Subsidiaries and the Development Subsidiaries (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, any Subsidiary or any Development Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.22 Compliance with OFAC. None of the Company, any of its Subsidiaries, any of the Development Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company, any of its Subsidiaries or any of the Development Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.23 Environmental Laws. Except as would not, singly or in the aggregate, reasonably be likely to result in a Material Adverse Effect, (a) neither the Company nor any Subsidiary is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Company and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws (except where the absence of such permits, authorizations and approvals would not reasonably be likely to have a Material Adverse Effect) and are each in compliance with their requirements in all material respects, (c) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, or proceedings or to the Company’s knowledge, investigation relating to any Environmental Law against the Company or the Subsidiary and (d) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or the Subsidiary relating to Hazardous Materials or any Environmental Laws.

3.24 Accounting Matters.

a. Ehrhardt Keefe Steiner & Hottman PC, who have certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its Subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Accounting Oversight Board (United States) and as required by the Securities Act.

b. The Company and its Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

c. The Company and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Disclosure, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.25 Insider Trading. The Company has a written insider trading policy applicable to all officers and directors of the Company.

3.26 Registration Rights. No shareholder of the Company has any right to require the Company to register the sale of any securities owned by such shareholder under the Securities Act in the registration statement(s) to be filed pursuant to this Agreement or the Registration Rights Agreement. Except as required pursuant to this Agreement or the Registration Rights Agreement, the Company is currently not under any obligation, and has not granted any rights, to register under the Securities Act any of the Company’s currently outstanding securities or any of its securities that may hereafter be issued.

3.27 NASDAQ Compliance. The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the NASDAQ Capital Market (the “NASDAQ Stock Market”) under the ticker symbol “ADES.” Trading in the Common Stock has not been suspended and the Company has taken no action designed to, or which is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Stock Market. The Company has not, in the 12 months preceding the date hereof, received written notice from the NASDAQ Stock Market to the effect that the Company is not in material compliance with the listing or maintenance requirements thereof, and the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in material compliance with all such listing and maintenance requirements.

3.28 Form S-3 Eligibility. Assuming that such resale is considered by the SEC to be a secondary offering by the Purchasers and not a primary offering by the Company, the Company is eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for resale by the Purchasers as contemplated by the Registration Rights Agreement, according to the eligibility requirements for the use of Form S-3 in transactions involving secondary offerings as set forth in General Instructions I.A, II.B.3 and II.B.4(a)(3) of Form S-3, and to the Company’s knowledge, as of the date hereof, there exist no facts or circumstances that could reasonably be expected to prohibit or delay the filing or effectiveness of a registration statement on Form S-3 covering the resale of the Registrable Securities.

3.29 Absence of Manipulation. Neither the Company nor, to the knowledge of the Company, any Affiliate of the Company has taken, nor will the Company or, to the knowledge of the Company, any Affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

3.30 Insurance. The Company and its Subsidiaries maintain insurance of the types and in the amounts as the Company has reasonably determined are adequate for their businesses, including, but not limited to, insurance covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect. Neither the Company nor any Subsidiary has (i) received written notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

3.31 Takeover Provisions. The Company does not have a shareholder rights plan. The Company and its Board of Directors have taken all necessary action in order to render inapplicable any control share acquisition or business combination statute, shareholder rights plan or other anti-takeover provision under the Company Charter Documents or the laws of its state of incorporation that is or could reasonably be expected to be or become applicable to any of the Purchasers as a result of the transactions contemplated hereby, including without limitation the purchase and ownership of the Securities hereunder.

3.32 Private Placement. Assuming the accuracy of the representations and warranties of each of the Purchasers contained in Article IV hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any Person or Persons, or otherwise has taken or will take any other action, so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.

3.33 Vote Required. A quorum of the holders of the outstanding Common Stock, represented in person or by proxy, is necessary to hold a meeting of the Company’s shareholders to consider the issuance of the Shares in accordance with the Company Charter Documents and applicable law, including without limitation, the requirements of NASD Rule 4350 (the “Shareholder Approval”), and a majority of the votes cast at such shareholder meeting by the holders of the outstanding Common Stock, whether in person or by proxy, is required to approve the issuance of the Shares and any other matters for which approval of the Company’s shareholders is required in order to consummate the transactions contemplated by this Agreement, in accordance with the Company Charter Documents and applicable law, including without limitation, the requirements of NASD Rule 4350. No other vote of the holders of any class or series of the Company’s securities is necessary to approve the Transaction Agreements and the transactions contemplated hereby and thereby.

3.34 No Restrictions on Subsidiaries. No Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company.

3.35 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or any of its Subsidiaries or any Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

3.36 Margin Rules. Neither the issuance, sale and delivery of the Shares nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

3.37 Statistical and Market Data. Nothing has come to the attention of the Company’s officers or directors that has caused the Company to believe that the statistical and market-related data included in the Company SEC Reports is not based on or derived from sources that are reliable and accurate in all material respects.

3.38 Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or to the Company’s knowledge any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

3.39 Representations with Respect to the Development Subsidiaries. The representations and warranties of the Company set forth in the Joint Development Agreement are incorporated by reference as if restated herein in their entirety and are true and correct as of the date hereof and as of the Closing Date (as defined in the Joint Development Agreement) of the Joint Development Agreement (or, if made as of a specified date, as of such other date). For purposes of the representations and warranties set forth in Article III, closing of the transactions contemplated by the Joint Development Agreement shall be deemed to occur on the day prior to the date hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser severally for itself, and not jointly with the other Purchasers, represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date) as follows:

4.01 Requisite Power and Authority. Such Purchaser has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and the Transaction Agreements and to consummate the transactions contemplated hereby and thereby. All action on such Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by each Purchaser and constitutes the legally valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity. On the Closing Date, the Transaction Agreements (other than this Agreement) to which a Purchaser is a party will have been duly authorized, executed and delivered by such Purchaser, and constitute legally valid and binding obligations of each Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

4.02 Investment Representations. Such Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any state securities laws. Such Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Purchaser’s representations contained in this Agreement. Such Purchaser hereby represents and warrants as follows:

a. It is acquiring the Shares for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Shares or the Conversion Shares, but subject, nevertheless, to any requirement of law that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control, and without prejudice to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities under a registration under the Securities Act or under an exemption from said registration available under the Securities Act.

b. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time and is able to afford a complete loss of such investment.

c. It has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

d. At the time of being offered the Shares, on the date hereof and on the Closing Date, it is (or will be, as applicable) a “qualified institutional buyer” within the meaning of Rule 144A(a) of the Securities Act or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

e. Such Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement, including the registration statement filed by the Company with the SEC (SEC File No. 333-143779) as a “shelf offering” on Form S-3, which was declared effective by the SEC on July 10, 2007 and withdrawn on September 19, 2008.

4.03 Securities Not Registered. Such Purchaser understands that the Shares, and Conversion Shares issuable upon the Conversion, must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.04 No Conflict. The execution and delivery of the Transaction Agreements by such Purchaser and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (a) any provision of such Purchaser’s organizational documents, (b) any material agreement or instrument, permit, franchise, or license of such Purchaser or (c) any judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

4.05 Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained as of the date hereof and are effective as of the Closing Date. The execution and delivery by each Purchaser of this Agreement, the performance by such Purchaser of its obligations hereunder and the consummation by such Purchaser of the transactions contemplated hereby do not require such Purchaser to make any filing, submission or registration with, or give any notice to, any Governmental Authority or judicial authority.

4.06 Short Sales and Confidentiality Prior to the Date Hereof. Other than consummating the transactions contemplated hereunder, such Purchaser has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, during the period commencing from the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”) (a) acquired, agreed to acquire (other than pursuant to this Agreement), offered for sale, sold, pledged or otherwise disposed of any Common Stock, (b) effected or agreed to effect any short sale as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sale”), whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares or (c) entered into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any securities of the Company, whether any such transaction described in clauses (a),(b) or (c) was or is to be settled by delivery of securities of the Company, other securities, cash or otherwise (each transaction described in clauses (b) and (c), a “Prohibited Transaction”). Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares.

4.07 Adequate Funds. Each Purchaser has on the date hereof and as of the Closing will have access to liquid capital or committed sources of capital sufficient to pay its Purchase Price for the Shares to be purchased by it pursuant to this Agreement.

ARTICLE V.

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.01 Covenants Pending Closing.

a. The Company covenants and agrees that, between the date hereof and the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 6.03, except for such matters as are otherwise contemplated by the Transaction Agreements except as set forth in Schedule 5.01 or in connection with any transaction in accordance with or not prohibited by Sections 5.02 and 5.20 and except for such matters as may be consented to by the Majority Purchasers in advance in writing, which consent may not be unreasonably withheld, delayed or conditioned, it will, and it will cause its Subsidiaries to:

i.	conduct its business in the ordinary course consistent with past practice,

ii.	use commercially reasonable efforts to carry on its business in compliance with all applicable laws, ordinances, governmental rules and regulations, and

iii.	to the extent consistent with (ii), above, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees and distributors.

b. Without limiting the generality of the foregoing, except as set forth in Schedule 5.01 or in connection with any transaction in accordance with or not prohibited by Sections 5.02 and 5.20, prior to the Closing the Company will not, and will cause its Subsidiaries not to, unless the prior written consent of the Majority Purchasers (which shall not be unreasonably withheld, delayed or conditioned) has been obtained:

i.	amend any of the organizational documents of the Company or any Subsidiary thereof, or effect or be a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

ii.	consolidate or merge with or into any other entity or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or any Subsidiary to any person or group of persons;

iii.	purchase, acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any person or any division thereof, or (B) any assets or capital stock of any other person or entity, in either case for consideration in excess of $5 million (other than assets acquired in the ordinary course);

iv.	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any shares of its capital stock or other equity interests of any nature whatsoever (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise), other than pursuant to outstanding Company Options, or amend any of the terms of any such equity interests;

v.	(A) split, combine or reclassify any shares of the capital stock of or other ownership interests in the Company (or any Subsidiary thereof), (B) declare, set aside or pay any dividend or other distribution (in stock or property or any combination thereof), or (C) redeem or otherwise acquire any capital stock or other ownership interest in the Company (or any Subsidiary thereof);

vi.	(A) cancel any indebtedness owed to the Company (or any Subsidiary thereof), (B) waive or assign any material claims or rights or (C) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce or consent to any matter with respect to which consent is required under, any confidentiality, standstill or similar contract to which the Company or any Subsidiary thereof is a party;

vii.	sell, transfer or license to, any Person or adversely amend or modify any rights to any Intellectual Property that is material to the Company;

viii.	commence or settle any actual or threatened suit, action, investigation, arbitration, or proceeding (administrative or judicial) (each, a “Proceeding”) or pay, discharge or satisfy any Proceeding that results in a material liability of the Company (or any Subsidiary thereof), other than (i) for the routine collection of bills for less than $500,000, or (ii) in such cases where it in good faith determines that failure to commence a Proceeding would materially and adversely affect the Company, provided that Purchasers’ Representative is consulted in advance regarding the filing of such Proceeding;

ix.	incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of other Persons in excess of $500,000 in the aggregate, except for trade indebtedness incurred in the ordinary course of business consistent with past practice, or enter into any derivative contracts;

x.	make any loans, advances or capital contributions to, or investments in, any Person (other than to or in a Subsidiary or Development Subsidiary as expressly contemplated by this Agreement or the Transaction Agreements or pursuant to any existing obligations) other than the advancement of trade credit to customers or expenses to employees in the ordinary course;

xi.	enter into any agreement with, or commitment or obligation to or from, any of its shareholders, officers or directors (or any of their respective affiliates), whether written or oral, if such agreement, commitment or obligation would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K;

xii.	enter into or engage in any line of business other than the Company’s, its Subsidiaries’ and the Development Subsidiaries’ businesses, respectively, as of the date hereof; or

xiii.	authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement or arrangement to do any of the foregoing.

c. The Company covenants and agrees that, between the date hereof and the earlier of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 6.03, except for (A) such matters as are otherwise contemplated by the Transaction Agreements, (B) as set forth in Schedule 5.01, (C) any transaction in accordance with or not prohibited by Section 5.20 and (D) except for such matters as may be consented to by the Majority Purchasers in advance in writing, which consent may not be unreasonably withheld, delayed or conditioned, it will not cause any Development Subsidiary to take any action prohibited by clause (b) above. With respect to any actions taken by the Development Subsidiaries, to the extent such actions have been authorized and approved in accordance with the provisions of the Joint Development Agreement or the LLC Agreement, as applicable, such authorization or approval will be deemed to constitute consent of the Majority Purchasers to such action for purposes of this Section 5.01.

d. Pending the Closing, the Company will promptly advise the Purchasers’ Representative, and the Purchasers’ Representative shall promptly advise the Company, of any action or event of which it becomes aware which has the effect of making materially incorrect any of its representations or warranties contained in this Agreement or which has the effect of rendering any of its covenants contained in this Agreement incapable of performance in any material respect. The Company and each Purchaser shall use its respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

5.02 Interim Securities Issuances. From and after the date hereof and prior to the Closing Date, the Company may not enter into or consummate any transaction for the issuance, sale or disposition of equity securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fewer than 1,000,000 shares of the Company’s common stock (the “Interim Securities”), other than (i) any equity securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) to employees, officers or directors of, or consultants or advisors to the Company pursuant to any benefit plan approved by the Board or the Compensation or Management Stock Committee of the Board and (ii) equity securities issued upon the exchange, conversion or exercise of any securities outstanding on the date hereof or of any securities described in clause (i), except as follows:

a. The Company may issue, sell or dispose of, in one or more transactions, up to 250,938 Interim Securities to third parties and equity securities issued upon the exchange, conversion or exercise of such Interim Securities.

b. The Company may issue, sell or dispose of, in one or more transactions, up to an additional 749,062 Interim Securities, provided that:

i.	prior to consummating any such transaction or transactions, the Company shall have obtained, in conjunction with and on the same Proxy Statement through which the Shareholder Approval is solicited pursuant to Section 5.11 hereof (but pursuant to a proposal or proposals separate from the proposal for Shareholder Approval), any vote of shareholders necessary for advance approval of the sale or sales and issuance or issuances of such Interim Securities, any shareholder approval or approvals required in accordance with the Company Charter Documents and applicable law (including approvals required by the listing standards of the NASDAQ Capital Market and NASD Rule 4350); and

ii.	prior to entering into or consummating any such transaction or transactions, the Company shall send written notice (the “Interim Issuance Notice”) to the Purchasers’ Representative, which Interim Issuance Notice shall describe the terms and conditions of the Interim Securities, the number of Interim Securities proposed to be issued and sold and the proposed per share price (the “Interim Issue Price”) of the Interim Securities; and

iii.	the Purchasers shall have the right to purchase either (A) the number of Interim Securities that would result in the Purchasers obtaining a 35% Proportionate Percentage, determined on a pro forma basis assuming the issuance of the Interim Securities that the Company proposes to issue and the issuance of the Shares or (B) 100% of the Interim Securities proposed to be issued in any such transaction or transactions, in either case at a purchase price equal to the Interim Issue Price and upon the terms and conditions set forth in the Interim Issuance Notice.

c. The right of the Purchasers to purchase the Interim Securities pursuant to Section 5.02(b) shall be exercisable by delivering written notice of its exercise to the Company within five (5) Business Days of the receipt by the Purchasers’ Representative of the applicable Interim Issuance Notice, which notice shall state the amount of Interim Securities that the Purchasers elect to purchase. Each Purchaser shall purchase the amount of Interim Securities that it has elected to purchase on the terms and conditions set forth in the Interim Issuance Notice. To the extent that the Company offers two or more securities in units, the Purchasers must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Interim Securities to a Purchaser if it would cause the Company to be in violation of applicable laws by virtue of such offer or sale.

d. The failure of the Purchasers to respond within the 5 Business Day period shall be deemed to be a waiver of its rights under Section 5.02(b), but only with respect to the issuance described in the applicable Interim Issuance Notice. Such waiver or election by the Purchasers not to exercise its subscription rights under Section 5.02(b) shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance of Interim Securities. If the Purchasers fail to timely elect to purchase the Interim Securities pursuant to Section 5.02(b), or elect to purchase less than 100% of such Interim Securities, the Company shall have the right to sell any such Interim Securities not purchased by the Purchasers during the 30 days following the expiration of the 5 Business Day period specified above on terms and conditions that are not more favorable to the purchasers thereof than those offered to the Purchasers. Any sale of such securities by the Company without first giving the Purchasers the rights described in Section 5.02(b) shall be void and of no force and effect.

e. If the Purchasers elect to exercise their right to purchase Interim Securities pursuant to Section 5.02(b) hereof, then the closing of such transaction and issuance of such Interim Securities shall not occur until the Shareholder Approval shall have been obtained as contemplated by Section 5.11 of this Agreement.

5.03 Further Assurances. The Company and each Purchaser shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

5.04 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under the Transaction Agreements.

5.05 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

5.06 Listing of Conversion Shares and Related Matters. Subject to official notice of issuance, the Company shall use its reasonable best efforts to cause the Conversion Shares to be listed on the NASDAQ Capital Market no later than the Conversion Date. In addition, if the Company applies to have shares of its Common Stock or other securities traded on any other principal stock exchange or market, the Company shall include in such application the Conversion Shares and will take such other reasonable action as is necessary to cause such Conversion Shares to be listed on such exchange. The Company will use its reasonable best efforts to continue the listing and trading of its Common Stock on the NASDAQ Capital Market or the New York Stock Exchange and, in accordance, therewith, will use its best efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

5.07 Securities Law Transfer Restrictions; Lock-up.

a. Each Purchaser understands that, except as provided in the Registration Rights Agreement, the Securities have not been registered under the Securities Act or any state securities laws. Accordingly, each Purchaser agrees that it will not sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to (collectively, a “Disposition”), the Securities, nor will such Purchaser engage in any hedging or other transaction which is designed to or could be reasonably expected to lead to or result in a Disposition of Securities by such Purchaser or any other person or entity, unless: (i) the Securities are registered under the Securities Act; or (ii) such Purchaser shall have certified to the Company and the Company, after consultation with counsel, reasonably believes that registration is not required under the Securities Act or any applicable state securities law due to the applicability of an exemption therefrom. Each Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby and agrees to comply with the volume and manner of sale limitations set forth in Rule 144 in connection with any Disposition regardless of whether such limitations are applicable. Each Purchaser acknowledges and agrees that no sales of the Securities may be made under the Registration Statements and that the Securities are not transferable on the books of the Company unless the certificates submitted to the transfer agent representing the Securities is accompanied by a separate Purchaser’s Certificate of Subsequent Sale in the form of Exhibit E hereto and executed by an officer of, or other authorized person designated by, such Purchaser.

b. Each Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of Shares, in any jurisdiction outside of the United States where action for that purpose is required. Each Purchaser outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense.

c. Notwithstanding anything to the contrary herein, each Purchaser agrees that, without the prior written consent of the Company, it will not, during the period commencing on the Closing Date and ending 180 days after the Closing Date, (1) offer, pledge, sell, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, the Shares or any Common Stock issued upon Conversion of the Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or such Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, any Purchaser may transfer Shares, Common Stock or any security convertible into Shares or Common Stock (i) as a bona fide gift or gifts; (ii) as a distribution to general or limited partners, stockholders or members of such Purchaser; (iii) if such Purchaser is a corporation, to an affiliate or affiliates of the corporation; (iv) by will or intestate succession to such Purchaser’s immediate family or to a trust, the beneficiaries of which are exclusively such Purchaser’s or members of such Purchaser’s immediate family or (v) to an Affiliate of such Purchaser, in each case only if such transfer is in compliance with all securities laws.

5.08 Legends.

a. Each certificate representing any of the Securities shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Securities represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON A CERTIFICATION REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.”

b. After the earlier of: (i) the effectiveness of any Registration Statement and receipt by the Company of a Purchaser’s written confirmation that the Securities covered thereby will not be disposed of except in compliance with the prospectus delivery requirements of the Securities Act; or (ii) Rule 144(b)(1)(i) under the Securities Act becoming available to a Purchaser, the Company shall, upon Purchaser’s written request, promptly cause certificates evidencing such Securities to be replaced with certificates that do not bear such restrictive legends. The Company’s obligation to issue unlegended certificates pursuant to this Paragraph 5.08(b) shall be excused if: (i) the SEC promulgates any rule or interpretation expressly prohibiting removal of legends in such circumstances; (ii) the SEC or other regulatory authority instructs the Company or its transfer agent not to remove such legends; or (iii) the SEC makes it a condition to the effectiveness of any Registration Statement that the Company continue to keep such legends in place.

c. Notwithstanding the removal of legends as provided in Paragraph 5.08(b), until a Purchaser’s Securities are sold pursuant to a Registration Statement or Rule 144(b)(1)(i) becomes available to such Purchaser, such Purchaser shall continue to hold such Securities in the form of a definitive stock certificate and shall not hold the same in street name or in book-entry form with a securities depository.

5.09 Board Representation; Information Rights.

a. Series A and Series B Representatives. Immediately following the Closing Date provided that the Purchasers’ Representative has previously designated such members and such members meet all applicable legal requirements and the rules and regulations of the SEC and NASDAQ Stock Market, the Board of Directors of the Company shall increase the size of its Board of Directors by, and shall appoint, that number of Preferred Stock Directors (as defined in the Certificate of Designations) as determined pursuant to Section 6(b) of the Certificate of Designations. Subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market, holders of the Series A Preferred Stock and Series B Preferred Stock, voting separately as a class at any special meeting of shareholders called for such purpose, at each annual meeting of shareholders and in any written consent of shareholders, shall have the right to elect the Preferred Stock Directors pursuant to Section 6(b) of the Certificate of Designations.

b. Audit Committee Representation. Subject to applicable law and the rules and regulations of the SEC and NASDAQ Stock Market and provided that the Company’s Nominating and Governance Committee (or any successor committee) reasonably determines that the designee is qualified to serve on the Company’s Audit Committee under the Company’s policies, for so long as the holders of the Preferred Stock are entitled to elect at least two (2) Preferred Stock Directors, at least one (1) director elected by the Preferred Stock holders shall serve on the Company’s Audit Committee.

c. Applicable Procedures. The Preferred Stock Directors elected or appointed as provided herein shall serve until the next annual meeting for the election of such directors or until their respective successors shall be elected and shall qualify. Any Preferred Stock Director may be removed with or without cause by, and shall not be removed other than by, the vote of the holders of a majority of the outstanding Shares, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with applicable law. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining Preferred Stock Directors may elect a successor, or, alternatively, the holders of a majority of the outstanding Shares, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with applicable law may elect a successor. Any such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Shares to vote for and elect Preferred Stock Directors as herein provided, the Preferred Stock Directors then serving on the Board of Directors may continue to hold their office for the remainder of their term.

d. Specific Performance. The Company and the Purchasers hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by the failure of any party to perform any of its obligations set forth in this Section 5.09. Therefore, the Purchasers shall have the right to specific performance of such obligations, and if the Purchasers shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

e. Common Stock Board Designees. If at any time, neither the Purchasers nor any of their respective Affiliates hold any Shares, but at such time and for so long as the Purchasers’ Representative, or any of its Affiliates, own not less than 10% of the Company’s outstanding Common Stock, the Company will nominate and use its reasonable efforts to cause to be elected and cause to remain as directors on the Board of Directors for the Company, that number of members of the Board of Directors equal to (i) the percentage of all outstanding shares of Common Stock held by such holders, provided, however, that the number of shares of Common Stock deemed to be held by such holders for the purposes of this Section 5.09(e) shall be determined in accordance with and subject to the limitations of Section 6 of the Certificates of Designations, multiplied by (ii) the total number of members of the Board of Directors following such election (rounded up to the nearest whole number if such calculation results in a fractional director that is 0.5 or greater, and rounded down to the nearest whole number if such calculation results in a fractional director that is less than 0.5), but in no event more than two members, designated by the Purchasers’ Representative, provided that the Company’s Nominating and Governance Committee (or any successor committee) reasonably determines that such designees are qualified to serve under the Company’s policies for nomination to the Board of Directors and applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market.

f. Books and Records. The Company shall provide the Purchasers with reasonable access to the books and records of the Company and its Subsidiaries, including without limitation, financial data (including projections) and operating data covering each of such entities, their businesses, operation and financial performance (the “Books and Records”). The Company shall, and shall cause its Subsidiaries to, provide the Purchasers with reasonable access to all Books and Records during regular business hours and allow the Purchasers to make copies and abstracts thereof. The Purchasers shall have the right to consult from time to time with management of the Company and its Subsidiaries at their respective place of business regarding operating and financial matters.

g. No Compensation. No director designated pursuant to this Section 5.09 shall be entitled to any monetary or other compensation from the Company in connection with his or her services as such.

5.10 Preemptive Rights.

a. If, within twelve (12) months after the Closing Date, the Company proposes to issue shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock (collectively “New Securities”) for a per share price (the “Issue Price”) less than the then applicable conversion price for the Series A Preferred Stock or the Series B Preferred Stock, as set forth in the Series A Certificate of Designations or the Series B Certificate of Designations as applicable, excluding (i) the issuance of equity securities to employees, officers or directors of, or consultants or advisors to the Company pursuant to any benefit plan approved by the Board or the Compensation or Management Stock Committee of the Board; (ii) shares of Preferred Stock issued as dividends with respect to Preferred Stock; (iii) shares of Common Stock issued or issuable upon a Conversion or exchange of the Shares; (iv) any equity securities issued as consideration in connection with an acquisition, merger, consolidation, restructuring, reorganization, or other change in capitalization by the Company; (v) any equity security issued in connection with a collaboration, disposition or acquisition or assets, promotion, marketing, manufacturing or supply, and/or research and development, including without limitation pursuant to a license agreement, purchase agreement, supply agreement, (co-)promotion agreement, manufacturing agreement, collaboration or other similar agreement related thereto; and (vi) equity securities issued upon the exchange, conversion or exercise of any securities outstanding on the date hereof or of any securities described within any of the foregoing clauses (any such securities, the “Excluded New Securities”), then subject to applicable law and the rules and regulations of the SEC and the NASDAQ Stock Market:

i. The Company shall send written notice (the “New Issuance Notice”) to the Purchasers’ Representative, which New Issuance Notice shall describe the terms and conditions of the New Securities, the number of New Securities proposed to be issued and the Issue Price of the New Securities; and

ii. The Purchasers shall have the right to purchase 100% of the New Securities at a purchase price equal to the Issue Price and upon the terms and conditions set forth in the New Issuance Notice. The number of New Securities to be purchased by each Purchaser shall be determined by the Purchasers in their sole discretion.

b. Notwithstanding the provisions of Section 5.10(a), if, at any time following the Closing Date, the Company proposes to issue New Securities other than Excluded New Securities, then, for so long as the Purchasers or their Affiliates collectively own (within the meaning of Rule 13d-3 under the Exchange Act and giving effect to the conversion of all outstanding Preferred Stock, including all accrued and unpaid dividends (whether or not declared) thereon, into Common Stock at the then applicable conversion rate (whether or not then convertible)) at least twenty percent (20%) of the shares of Common Stock, then:

i. The Company shall send a New Issuance Notice to the Purchasers’ Representative, which New Issuance Notice shall describe the terms and conditions of the New Securities, the number of New Securities proposed to be issued and the Issue Price of the New Securities; and

ii. Each Purchaser shall have the right to purchase up to their Proportionate Percentage of the New Securities at a purchase price equal to the Issue Price and upon the terms and conditions set forth in the New Issuance Notice. For purposes of this Agreement, “Proportionate Percentage” shall be calculated by dividing (i) a number equal to the number of shares of Common Stock then owned by the Purchasers and their Affiliates (assuming conversion of any shares of Preferred Stock then outstanding) by (ii) the sum of (A) the number of shares of Common Stock then outstanding and (B) the number of shares of Common Stock into which all then outstanding shares of Preferred Stock are convertible.

c. The right of the Purchasers to purchase the New Securities pursuant to Section 5.10(a) or 5.10(b), as applicable, shall be exercisable by delivering written notice of its exercise to the Company within ten (10) Business Days of the receipt by the Purchasers’ Representative of the applicable New Issuance Notice, which notice shall state the amount of New Securities that the Purchasers elect to purchase. Each Purchaser shall purchase the amount of New Securities that it has elected to purchase on the terms and conditions set forth in the New Issuance Notice. To the extent that the Company offers two or more securities in units, the Purchasers must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. Notwithstanding the foregoing, the Company shall not be required to offer or sell such New Securities to a Purchaser if it would cause the Company to be in violation of applicable laws by virtue of such offer or sale.

d. The failure of the Purchasers to respond within the 10 Business Day period shall be deemed to be a waiver of its rights under this Section 5.10, but only with respect to the issuance described in the applicable New Issuance Notice. Such waiver or election by the Purchasers not to exercise its subscription rights under this Section 5.10 shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. If the Purchasers fail to timely elect to purchase the New Securities pursuant to clause (a) of this Section, or elect to purchase less than 100% of such New Securities, the Company shall have the right to sell any such New Securities not purchased by the Purchasers during the 180 days following the expiration of the 10 Business Day period specified above on terms and conditions that are not more favorable to the purchasers thereof than those offered to the Purchasers. Any sale of such securities by the Company without first giving the Purchasers the rights described in this Section 5.10 shall be void and of no force and effect.

e. The Company and the Purchasers hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.10. Therefore, the Company and the Purchasers shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Purchasers hereby waive the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

5.11 Consents and Approvals; Proxy Statement.

a. From and after the date hereof, each of the Company and each Purchaser shall use its reasonable best efforts to obtain as promptly as practicable any consent or approval of any Person, including any regulatory authority, required in connection with the transactions contemplated hereby.

b. From and after the date hereof, the Company shall use its reasonable best efforts to obtain any vote of shareholders necessary for approval of the issuance of the Shares and any other matters for which approval of the Company’s shareholders is required in order to consummate the transactions contemplated by this Agreement, in accordance with the Company Charter Documents and applicable law, including any shareholder approvals required by the listing standards of the NASDAQ Capital Market and NASD Rule 4350 (“Shareholder Approval”). In furtherance of the foregoing statement, the Company shall prepare and use its reasonable efforts to promptly file with the SEC and to have cleared by the SEC, a preliminary proxy statement, and as soon as practicable thereafter (subject to applicable waiting periods under the Exchange Act, review by the SEC and appropriate responses to such review or as required by the Company Charter Documents and applicable law) file with the SEC and promptly thereafter mail a definitive proxy statement to the Company’s shareholders (the “Proxy Statement”). The Proxy Statement shall contain the recommendation of the Board, subject to Section 5.20 and their fiduciary obligations under applicable law (as determined in good faith by the Company’s Board after consultation with the Company’s outside counsel) (the “Board’s Fiduciary Obligations”), in favor of Shareholder Approval. The Purchasers’ Representative will be given a reasonable opportunity to review and comment on drafts of the Proxy Statement and the Company will use its reasonable efforts to accept comments thereto given by Purchasers’ Representative and its representatives, and the Purchasers’ Representative shall promptly furnish in writing to the Company such information relating to the Purchasers and their investment in the Company as the Company may reasonably request for inclusion in the Proxy Statement, which information shall be true and correct in all material respects. The Company shall use its reasonable best efforts to take all action necessary in accordance with applicable law and the Company Charter Documents to convene a meeting of the Company’s shareholders within 60 days after the filing of the definitive proxy statement. Subject to Section 5.20 and to the extent consistent with the Board’s Fiduciary Obligations, the Company shall use its reasonable efforts to solicit from the Company’s shareholders proxies in favor of the issuance of the Shares and any other matters for which approval of the Company’s shareholders is required in order to consummate the transactions contemplated by this Agreement and shall take all other action reasonably necessary to secure Shareholder Approval. Notwithstanding the foregoing, the Company shall be deemed to have complied with the preceding sentence if the Company convenes on or before January 31, 2009 a meeting of its shareholders in accordance with the provisions of this Section for the purpose of securing Shareholder Approval. The Company has advised the Purchasers that it may solicit, as a proposal or proposals in the Proxy Statement separate from the proposal for Shareholder Approval and in accordance with Section 5.02 hereof, approval of its shareholders for additional equity financings, including possibly the offer and sale of additional equity securities to the Purchasers or their Affiliates, and so long as any such additional equity financing does not constitute an Acquisition Proposal, the Purchasers agree that the Company may do so without such proposal(s) or solicitation, in itself, being a breach or violation of this Agreement. Except as permitted by Section 5.20, (i) the Board of Directors of the Company shall recommend that the Company’s shareholders vote in favor of the Shareholder Approval, and (ii) neither the Company’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Purchasers, the recommendation of the Company’s Board of Directors that the Company’s shareholders vote in favor of the Shareholder Approval (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”).

c. The Company and the Purchasers hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party to perform any of its obligations set forth in this Section 5.11. Therefore, the Purchasers shall have the right to specific performance of such obligations, and if the Purchasers shall institute any action or proceeding to enforce the provisions hereof, the Company hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

5.12 Use of Proceeds. The net proceeds received by the Company from the issuance and sale of the Shares shall be used exclusively by the Company to finance the Company’s required equity contributions to the Red River Project to be jointly developed by the Company and the Purchasers; provided, however, that the Company may invest such proceeds in Permitted Investments until required to be contributed to the Red River Project pursuant to the LLC Agreement and this Section 5.12 shall terminate automatically upon the date of (a) any ADA-ES Election Notice or ECP Election Notice pursuant to Section 3.6 of the LLC Agreement, (b) any Funding Stop Notice pursuant to Section 3.7 of the LLC Agreement, (c) any buy-sell notice under the LLC Agreement pursuant to Section 10.7 thereof, (d) any Default Notice from the Company pursuant to Section 12.2 of the LLC Agreement, or (e) any termination of the LLC Agreement pursuant to Article XIII thereof. For purposes hereof, the term “Permitted Investments” shall mean the following investments so long as they have maturities of ninety (90) days or less: (i) obligations issued or guaranteed by the United States or by any person controlled or supervised by or acting as an instrumentality of the United States or by any person controlled or supervised by or acting as an instrumentality of the United States pursuant to authority granted by Congress; (ii) obligations issued or guaranteed by any state or political subdivision thereof rated either AAA or higher, or MIG 1 or higher, by Moody’s Investors Service, Inc. (“Moody’s”) or AAA or higher, or an equivalent, by Standard & Poor’s Corporation (“Standard & Poor’s”), both of New York, New York, or their successors; (iii) commercial or finance paper which is rated either Prime-1 or higher or an equivalent by Moody’s or A-1 or higher or an equivalent by Standard & Poor’s or their successors; and (iv) certificates of deposit or time deposits of banks or trust companies, organized under the laws of the United States and having minimum equity of $10,000,000,000.

5.13 Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, including without limitation any takeover provision under the laws of the State of Colorado, the Company and the members of the Board shall, subject to Section 5.20 and to the extent consistent with their fiduciary duties, grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use their reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and the ownership of Shares or Conversion Shares by the Purchasers.

5.14 Tax Covenants. The Purchasers and the Company agree not to treat the Shares as “preferred stock” within the meaning of Treasury Regulation Section 1.305-5 for United States income tax purposes, and based upon the terms of the Shares as of the Closing Date, the Company shall report dividend income for federal, and any applicable state and local income tax purposes to the Purchasers solely to the extent that cash dividends are paid on the Shares. Unless otherwise required by law, neither the Company nor the Purchasers shall take any position contrary to the foregoing on any tax return. Notwithstanding the foregoing, neither the Purchasers nor the Company shall be required to take any action pursuant to this Section 5.14 if doing so would result in an income tax position that would fail to meet the more likely than not standard, based upon advice of the Company’s tax advisers.

5.15 Confidentiality.

a. Each Purchaser understands that any information, other than the SEC Documents, provided to such Purchaser by the Company, including, without limitation, the existence and nature of all discussions and presentations, if any, regarding this offering and the Transaction Agreements, is strictly confidential and proprietary to the Company and was and is being submitted to such Purchaser solely for such Purchaser’s confidential use in connection with its investment decision regarding the Shares. Each Purchaser agrees to use such information for the sole purpose of evaluating a possible investment in the Shares and such Purchaser hereby acknowledges that it is prohibited from reproducing or distributing such information, the Transaction Agreements, or any other offering materials, in whole or in part, or divulging or discussing any of their contents except for use internally and by its legal counsel and except as required by law or legal process. Each Purchaser understands that the federal securities laws prohibit any person who possesses material nonpublic information about a company from trading in securities of such company.

b. Should any Purchaser be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order, to the extent reasonably practicable, such Purchaser shall give the Company prior notice of the request or requirement so that the Company may seek a protective order or other appropriate remedy; provided, however, that in the absence of such protective order, such Purchaser or any of its representatives may disclose or deliver any information or other material disclosed to or received by it upon the advice of counsel provided such Purchaser exercises reasonable efforts at the Company’s expense, to protect the confidentiality of the information. It being understood that each Purchaser makes investments in the ordinary course of business in various Persons and, as a result of such investments, such Persons may be deemed to be affiliated or associated with such Purchaser, and to the extent that such Purchaser does not make such information available to such Persons, this Section 5.15 shall not apply to such Persons.

c. In the event of any termination of this Agreement prior to the Closing Date, each Purchaser shall return to the Company or destroy all confidential material furnished to such Purchaser or its officers, members, employees, agents, counsel, accountants, advisors and other authorized representatives in connection with this transaction except that the Preferred Stock Directors and the Purchasers’ Representative may retain a copy of such confidential material if required by law, regulation or internal compliance procedures.

5.16 Lost, etc. Certificates Evidencing Shares; Exchange. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Shares or Conversion Shares owned by any Purchaser, and (in the case of loss, theft or destruction) of an unsecured indemnity satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such certificate, if mutilated, the Company will make and deliver in lieu of such certificate a new certificate of like tenor and for the number of securities evidenced by such certificate which remain outstanding. Each Purchaser’s agreement of indemnity shall constitute indemnity satisfactory to the Company for purposes of this Section 5.16. Upon surrender of any certificate representing any Shares or Conversion Shares, for exchange at the office of the Company, the Company at its expense will cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Shares or Conversion Shares represented by the certificate so surrendered and registered as such holder may request. The Company will also pay the cost of all deliveries of certificates for such Shares or Conversion Shares to the office of such Purchaser (including the cost of insurance against loss or theft in an amount satisfactory to the holders) upon any exchange provided for in this Section 5.16.

5.17 Securities Law Disclosure; Publicity. The Company shall, at or prior to 8:30 a.m., Eastern Time, on the first day following the date of this Agreement on which trading occurs on the NASDAQ Stock Market, issue a press release reasonably acceptable to the Purchasers’ Representative (assuming the Purchasers’ Representative has timely responded to any request for review in order to enable the Company to meet such deadline) disclosing the transactions contemplated hereby. No later than the fourth Business Day after the signing of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC (the “8-K Filing”) describing the transactions contemplated hereby, in the form required by the Exchange Act. The Company shall file this Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 or if it so chooses, as an exhibit to the 8-K Filing. Thereafter, the Company shall timely file any filings and notices required by the SEC or the NASD with respect to the transactions contemplated hereby. The Company and the Purchasers’ Representative shall consult with each other in issuing any other press releases or statements made with the intent of widespread public dissemination with respect to the transactions contemplated hereby, and none of the Company or any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent the Majority Purchasers, with respect to any press release of the Company, in each case which consent shall not unreasonably be withheld, delayed or conditioned and except to the extent such press release or disclosure is required by law, SEC regulations or forms or NASD regulations, in which case the disclosing party shall use its reasonable efforts to provide the other party with prior notice of such disclosure. In furtherance of the foregoing, but not in limitation thereof, the parties acknowledge and agree that either party shall be entitled to name both the other party and the Devco in any private conference or presentation, including marketing materials to prospective investors in the case of ECP and to respond to questions (even in public conferences or presentations) regarding such Person, based on information already in the public domain.

5.18 Insurance. The Company will use its reasonable best efforts to maintain insurance, including without limitation directors and officers insurance, with responsible and reputable insurance companies or associations in such amounts and covering such risks as the Company reasonably determines is adequate for the conduct of its business and the value of its property. For purposes of clarity, the parties acknowledge and agree that the Company shall not be required to expand its insurance coverage beyond those risk areas insured by the Company as of the date hereof and that the Company shall not be required to maintain its current level of insurance coverage with respect to any area of risk if the Company has determined that such level is no longer necessary or appropriate.

5.19 HSR Filing. If required and at the expense of Devco, the Company and each required Purchaser shall (i) as soon as practicable after the date of the Conversion Notice or Company Conversion Notice (as such terms are defined in the Certificates of Designations), as applicable, but in no event later than 20 days following the date of the Conversion, file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Federal Trade Commission relating to the transaction contemplated by this Agreement, (ii) use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission for additional information or documentation and (iii) request that the waiting period under the HSR Act be terminated early.

5.20 No Solicitation.

a. After the date hereof and prior to the Closing or earlier termination of this Agreement, the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall not permit its or its Subsidiaries’ officers, directors, employees, agents or representatives (including any investment bankers, attorneys, accountants or other advisors) (collectively, “Representatives”) to (and shall not authorize any of them to), directly or indirectly: (i) solicit, initiate, encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any nonpublic information with respect to the Company in connection with such Acquisition Proposal, except to notify such Person of the existence of this Section 5.20; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any contract or understanding contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) and (iv) to the extent specifically permitted pursuant to Section 5.20(b). Notwithstanding the foregoing, clauses (a)(i) and (a)(ii) shall not apply during the period of time after an Other Devco Member has provided the Company an ECP Funding Stop Notice (as defined in the LLC Agreement) pursuant to Section 3.7 of the LLC Agreement and during which the parties to the LLC Agreement are negotiating to determine whether to waive the applicable Funding Condition (as defined in the LLC Agreement) or to amend the LLC Agreement pursuant to such Section. The Company and its Subsidiaries will immediately cease, and shall cause each of their respective Representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to, or that could reasonably be expected to lead to or contemplate the possibility of, any Acquisition Proposal except to advise such third parties of the existence of the provisions of this Section. Notwithstanding anything herein to the contrary, the Company may attend and make presentations at investor conferences and hold one-on-one discussions with shareholders and analysts. The Company shall, with respect to each Person which has within the 12 months prior to the date of this Agreement executed a confidentiality agreement with the Company or any of its Subsidiaries or any of its or their Representatives with respect to such Person’s consideration of a possible Acquisition Proposal, exercise any rights it has to require such Person to immediately return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Subsidiaries or any of its or their Representatives to such Person or any of its Subsidiaries or any of its or their Representatives.

b. Notwithstanding anything in Section 5.20(a) to the contrary, if at any time prior to the Shareholder Approval, (i) the Company receives an Acquisition Proposal that the Board of Directors of the Company determines in good faith to be bona fide; (ii) such proposal did not result from a breach by the Company of this Section 5.20; (iii) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and (iv) the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into a confidentiality agreement that contains terms no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement between the Company and ECP, dated as of October 30, 2007 and (y) will provide to the Purchasers’ Representative any material non-public information provided to such other Person which was not previously provided to the Purchasers’ Representative.

c. The Company shall as promptly as reasonably practicable (and, in any event, within one Business Day) provide oral and written notice to the Purchasers’ Representative of receipt by the Company of any Acquisition Proposal or any request for nonpublic information or inquiry which could reasonably be expected to lead to any Acquisition Proposal, and the material terms and conditions of any such Acquisition Proposal, request or inquiry, and the identity of the person making any such Acquisition Proposal, request or inquiry, and shall keep the Purchasers’ Representative reasonably informed of any material modifications or material developments (including amendments or proposed amendments) with respect to such Acquisition Proposal, request or inquiry, including without limitation, promptly providing the Purchasers’ Representative with copies of all written Acquisition Proposals, request or inquiries, including draft agreements or term sheets.

d. Notwithstanding anything in Section 5.20(a) to the contrary, at any time prior to the Shareholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (i) such Superior Proposal did not result from a breach by the Company of this Section 5.20; (ii) the Company has complied in all respects with this Section 5.20, including Section 5.20(c), (iii) the Board of Directors shall have first provided prior written notice to the Purchasers’ Representative (an “Adverse Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and (iv) Purchasers do not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with the Purchasers’ Representative and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by the Purchasers’ Representative.

e. Nothing contained in this Section 5.20 shall prohibit the Company or the Board of Directors of the Company from complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders); provided that any public disclosure other than a “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) shall be deemed to be an Adverse Recommendation Change unless such other public disclosure contains therein an express statement that the Board of Directors of the Company (i) rejects the applicable Acquisition Proposal or (ii) reaffirms its recommendation that the Company’s shareholders vote in favor of the Shareholder Approval.

f. Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer, other than a proposal by or on behalf of any Purchasers or any Affiliate thereof, (A) relating to a merger, reorganization, consolidation, dissolution, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture (other than in the ordinary course of the Company’s business), share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance, sale or disposition of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 13% or more of the voting power of the Company or more than 1,000,000 shares of the Company’s common stock, (C) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 13% or more of the capital stock of the Company or more than 1,000,000 shares of the Company’s common stock, or (D) to acquire, lease or license, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company having a fair market value equal to 13% or more of the Company’s consolidated assets, other than the transactions contemplated by this Agreement and other than an Acquisition Proposal consummated prior to the date hereof or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company (on a consolidated basis) or all of the total outstanding voting securities of the Company, which the Company’s Board of Directors determines in its good faith judgment (after consultation with the Company’s outside counsel and nationally recognized financial advisor), to be (i) on terms more favorable to the holders of the Company’s common stock from a financial point of view than the transactions contemplated by this Agreement taking into account all the terms and conditions of, and all legal, financial, regulatory and other aspects of (including the party making such proposal), such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Purchasers), taking into account, among other matters, all legal, financial, regulatory and other aspects of such offer and the Person making such offer, (ii) reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) is not subject to a financing contingency.

5.21 Prohibited Transactions. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute or enter into any Prohibited Transaction during the period commencing at the Discussion Time and ending at the time that the shares of Common Stock underlying the Shares are fully registered or freely tradable in accordance with Rule 144. Each Purchaser severally and not jointly with any other Purchaser understands and acknowledges, and agrees, to act in a manner that will not violate the positions of the SEC as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance. Subject to the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement.

ARTICLE VI.

CLOSING CONDITIONS

6.01 Conditions to the Obligation of the Purchasers to Consummate the Closing. Each Purchaser’s obligations to purchase the Shares at Closing shall be subject to the performance by the Company of its agreements theretofore to be performed hereunder and to the satisfaction (or waiver by the Majority Purchasers), prior thereto or concurrently therewith, of the following further conditions:

a. The representations and warranties of the Company contained in Article III of this Agreement shall be true on and as of the Closing Date (or, if made as of a specified date, as of such other date) in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made at and as of such date;

b. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Company prior to or on the Closing Date;

c. The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, including the receipt of any and all consents required under any material contracts of the Company and any and all required shareholder and regulatory approvals (including any required approvals in accordance with NASDAQ Marketplace Rules including Rules 4350(i) and 4351), all of which shall be in full force and effect;

d. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted by any Person other than a Purchaser or Affiliate thereof before any court, arbitrator or governmental body, agency or official and shall be pending;

e. No development shall have occurred in any Existing Action or Proceeding (as defined in the Joint Development Agreement) that is, or that could reasonably be expected to be (in the reasonable judgment of the Purchasers’ Representative), materially adverse to the assets, properties, liabilities, existing or planned operations, ownership, prospects or condition (financial or otherwise) of the Red River Project;

f. The purchase of and payment for the Shares by the Purchasers shall not be prohibited by any law or governmental order or regulation, and all necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect;

g. There shall not have occurred any event, development or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

h. The Purchasers shall have received an opinion, dated the Closing Date from the Company’s counsel, Schuchat, Herzog & Brenman, LLC, in substantially the form attached hereto as Exhibit F;

i. The Registration Rights Agreement shall have been executed and delivered by the Company;

j. No stop order or suspension of trading shall have been imposed by the NASDAQ Capital Market, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock and shall be pending;

k. In connection with the issuance of the Conversion Shares and the transactions contemplated hereby, the Company shall have submitted or shall submit on the Closing Date to the NASDAQ Capital Market a “Notification Form: Listing of Additional Shares” as well as any necessary supporting documentation;

l. The Certificates of Designations shall have been filed with the Secretary of State of the State of Colorado and shall continue to be in full force and effect as of the Closing Date;

m. The Purchasers shall have received a certificate, dated the Closing Date, signed by a duly authorized executive officer of the Company, certifying that the conditions specified in the foregoing Sections 6.01(a) – (g) hereof have been fulfilled;

n. The Purchasers shall have received a certificate, dated the Closing Date, of the Secretary of the Company attaching: (i) a true and complete copy of the Articles of Incorporation of the Company, with all amendments thereto; (ii) true and complete copies of the Company’s Bylaws, as amended, in effect as of such date; (iii) a certificate from the Secretary of State of the State of Colorado as to the good standing of the Company; (iv) a certificate of authorization to do business as a foreign corporation from the appropriate officials of each jurisdiction in which the Company operates; and (v) resolutions of the Board authorizing the execution and delivery of this Agreement, the transactions contemplated hereby, and the issuance of the Shares;

o. Closing (as defined in the Joint Development Agreement) shall have occurred under the Joint Development Agreement;

p. The definitive agreements for the Construction Debt Financing (as defined in the LLC Agreement) shall have been executed and the conditions to closing (other than closing under the Transaction Agreements) set forth in such agreements shall have been satisfied, and the initial funding thereunder shall occur before or simultaneously with the Closing; and

q. All instruments and proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Purchasers and their special counsel, Latham & Watkins LLP.

6.02 Conditions to the Obligation of the Company to Consummate the Closing. The Company’s obligations to consummate the Closing shall be subject to the satisfaction (or waiver) of the following conditions:

a. The representations and warranties of the Purchaser contained in Article IV of this Agreement shall be true on and as of the Closing Date (or, if made as of a specified date, as of such other date) in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made at and as of such date;

b. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by the Purchaser prior to or on the Closing Date;

c. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any court, arbitrator or governmental body, agency or official and shall be pending;

d. The purchase of and payment for the Shares by the Purchasers shall not be prohibited by any law or governmental order or regulation, and the Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated herein to be consummated on or prior to the Closing Date, including the receipt of any and all consents required under any material contracts of the Company and any and all required shareholder and regulatory approvals (including any required approvals in accordance with NASDAQ Marketplace Rules including Rules 4350(i) and 4351), all of which shall be in full force and effect;

e. The Company shall have received a certificate, dated the Closing Date, signed by a duly authorized representative of the Purchaser, certifying that the conditions specified in the foregoing Sections 6.02(a) – (c) hereof have been fulfilled;

f. The definitive agreements for the Construction Debt Financing (as defined in the LLC Agreement) shall have been executed and the conditions to closing (other than closing under the Transaction Agreements) set forth in such agreements shall have been satisfied, and the initial funding thereunder shall occur before or simultaneously with the Closing; and

g. All instruments and proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel, Schuchat, Herzog & Brenman, LLC.

6.03 Termination of Obligations to Effect the Closing.

The obligations of the Company, on the one hand, and the Purchasers, on the other hand, to effect the Closing shall terminate as follows:

a. by mutual written consent of the Company and each of the Purchasers or a mutual written agreement of the Company and the Other Devco Members to terminate the LLC Agreement;

b. by either the Company or the Purchasers by written notice (to the Company or the Purchasers’ Representative, as applicable) if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

c. by either the Company or the Purchasers by written notice (to the Company or the Purchasers’ Representative, as applicable) if the Closing has not occurred on or prior to March 2, 2009 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 6.03(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement or any Transaction Agreement has been a principal cause of the failure of the Closing to occur on or before the Outside Date;

d. by either the Company or the Purchasers by written notice (to the Company or the Purchasers’ Representative, as applicable) if the Shareholder Approval is not obtained on or prior to January 31, 2009;

e. by any of the Purchasers, if (i) the Company’s Board of Directors shall have effected a Change in Company Recommendation or resolved to do so; (ii) the Company’s Board of Directors shall have approved or recommended to the Company’s shareholders any Acquisition Proposal or resolved to do so; (iii) a tender offer or exchange offer for shares of Company Common Stock is commenced and the Company Board recommends that the Company’s shareholders tender their shares in such tender or exchange offer or such Board of Directors fails to recommend that the Company’s shareholders reject such tender or exchange offer within ten (10) Business Days of such commencement; or (iv) the Company or any of its Representatives have materially breached any of the covenants set forth in Sections 5.01, 5.02, 5.04, 5.06, 5.11, 5.13 or 5.20 hereof and has failed to cure such breach within fifteen (15) days after written notice from the Purchasers’ Representative, provided that the right of any Purchaser to terminate this Agreement under this Section 6.03(e)(iv) shall not be available to any Purchaser that is in material breach of any of its representation, warranties, covenants or agreements contained herein and fails to cure such breach within fifteen (15) days after written notice from the Company;

f. by the Purchasers, if any of the conditions set forth in Section 6.01 shall have become incapable of fulfillment, and shall not have been waived by the Majority Purchasers; provided, however, that (i) Purchasers may not terminate pursuant to this clause (f) unless the Purchasers’ Representative has provided the Company with written notice of its desire to terminate the Agreement pursuant to this clause and of the condition or conditions it considers incapable of fulfillment and such condition remains incapable of fulfillment on the thirtieth (30th) day after such notice is received by the Company; and (ii) Purchasers and their Affiliates have used their reasonable best efforts to fulfill such conditions and have not breached any of their representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Agreements in a manner that has adversely impacted the fulfillment of any condition or has resulted in the circumstances giving rise to a Purchaser’s seeking to terminate its obligation to effect the Closing;

g. by the Purchasers by written notice to the Company if:

i.	the Company is in Material Default (as such term is defined in Section 12.2 of the LLC Agreement) under the LLC Agreement; or

ii.	any of the Other Devco Members shall have delivered an ECP Funding Stop Notice to the Company pursuant to Section 3.7 of the LLC Agreement, and after fifteen (15) days of good faith negotiations as contemplated by such Section 3.7, the Other Devco Members and the Company have failed to agree on a waiver of the applicable failed Funding Condition or amendment to the LLC Agreement;

h. by the Company by written notice to the Purchasers’ Representative, if:

i.	any of the Other Devco Members is in Material Default (as such term is defined in Section 12.2 of the LLC Agreement) under the LLC Agreement; or

ii.	any of the Other Devco Members shall have delivered an ECP Funding Stop Notice to the Company pursuant to Section 3.7 of the LLC Agreement, and after fifteen (15) days of good faith negotiations as contemplated by such Section 3.7, the Other Devco Members and the Company have failed to agree on a waiver of the applicable failed Funding Condition or amendment to the LLC Agreement; or

i. by the Company by written notice to the Purchasers’ Representative if a Purchaser has materially breached any of the covenants set forth in Section 5.01(d), 5.02 or 5.11(a) hereof and has failed to cure such breach within fifteen (15) days after written notice from the Company, provided that the right of the Company to terminate this Agreement under this Section 6.03(i) shall not be available if the Company is in material breach of any of its representation, warranties, covenants or agreements contained herein and fails to cure such breach within fifteen (15) days after written notice from the Purchasers’ Representative.

6.04 Effect of Termination. In the event of termination as provided in Section 6.03, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or any Purchaser, or their members, partners, directors, officers, agents or stockholders, with respect to this Agreement, except for the liability for any breach of any representation, warranty or covenant contained in this Agreement; provided that the provisions of Section 5.15(c), Section 6.03, this Section 6.04, Section 6.05 and Article VII shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

6.05 Fees and Expenses.

a. Except as set forth in this Section 6.05, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses, whether or not the Closing is consummated.

b. If this Agreement is terminated by the Purchasers pursuant to Section 6.03(f) or Section 6.03(g)(ii), the Company shall pay to the Purchasers an amount equal to all out of pocket fees and expenses incurred by the Purchasers in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants but not to exceed $1,500,000 (the “Termination Fee”).

c. If (i) after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal has been publicly proposed or any Person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal or an Acquisition otherwise becomes generally known to the stockholders of the Company, (ii) this Agreement is terminated by either the Company or the Purchasers pursuant to Section 6.03(c), and (iii) within 12 months after the date of termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, such Acquisition Proposal or an Acquisition Proposal from a Person or group of Persons affiliated with the Person who publicly proposed such Acquisition Proposal, the Company shall pay to the Purchasers an amount equal to $2,000,000 (the “Break-up Fee”), plus the Termination Fee.

d. If this Agreement is terminated by the Purchasers pursuant to Section 6.03(d), Section 6.03(e) or Section 6.03(g)(i), the Company shall pay to the Purchasers an amount equal to the Break-up Fee plus the Termination Fee.

e. All amounts payable by the Company to the Purchasers under Section 6.05(b) or 6.05 (d) shall be paid in immediately available funds to such account as the Purchasers’ Representative may designate in writing to the Company within two Business Days of the termination of this Agreement. All amounts payable by the Company to the Purchasers under Section 6.05(c) shall be paid in immediately available funds to such account as the Purchasers’ Representative may designate in writing to the Company within two Business Days following the date that the Company enters into a definitive agreement regarding an Acquisition Proposal as contemplated by Section 6.05(c)(iii). In no event shall the Company be liable for the payment of more than one Termination Fee or Break-up Fee. Except in the case of fraud or willful misconduct or as provided pursuant to Section 5.11 hereof, payment of any Termination Fee and/or Break-up Fee required by this Section 6.05 shall constitute Purchasers’ sole remedy for any breach of this Agreement by the Company.

f. The Company acknowledges that the agreements contained in this Section 6.05 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchasers would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 6.05 and, in order to obtain such payment, Purchasers commence a suit that results in a judgment against the Company for the amounts set forth in this Section 6.05, the Company shall pay to the Purchasers their reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 6.05 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE VII.

MISCELLANEOUS

7.01 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier, overnight delivery service, facsimile or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three Business Days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:

a.	All correspondence to the Company shall be addressed as follows:

ADA-ES, Inc.

8100 SouthPark Way, Unit B

Littleton, Colorado 80120

Attention: President

Facsimile: 303.734.0330

with a copy (not constituting notice) to:

Schuchat, Herzog & Brenman, LLC

1900 Wazee Street, Suite 300

Denver, Colorado 80202

Attention: Julie A. Herzog, Esq.

Facsimile: 303.295.9701

b. All correspondence to any Purchaser shall be sent to the Purchasers’ Representative and shall be addressed as follows:

Energy Capital Partners GP I, LLC

c/o Energy Capital Partners, LLC

51 John F. Kennedy Parkway, Suite 200

Short Hills, New Jersey 07078

Attention: Peter Labbat Christopher Leininger

Facsimile: 973.671.6101

with a copy (not constituting notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626-1925

Attention: Charles K. Ruck

Wesley C. Holmes

Facsimile: 714.755.8290

Any entity may change the address to which correspondence to it is to be addressed by written notification as provided for herein.

7.02 Taxes. The Company shall pay all stock transfer, stamp or other taxes and duties (other than income taxes) levied in connection with the delivery of any Shares to the Purchasers, and shall comply with all laws imposing such taxes.

7.03 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. The Company may not assign its rights or obligations hereunder without the prior written consent of each of the Purchasers. No Purchaser may assign its rights or obligations hereunder without the prior written consent of the Company, except that a Purchaser may assign its rights and obligations hereunder to any of its members or Affiliates or Affiliates of its members provided the proposed transferee is not a competitor of the Company, any Subsidiary or any Development Subsidiary.

7.04 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

7.05 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain in full force and effect and binding upon the parties hereto.

7.06 Governing Law. THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE.

7.07 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF ANY UNITED STATES DISTRICT COURT OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

7.08 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.09 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of eighteen months, without regard to any investigation made by any party, and the other covenants and agreements contained herein shall surviving the Closing Date and the consummation of the transactions contemplated herein until performed as contemplated herein, and if no time period is specified, indefinitely.

7.10 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

7.11 Limitation on Enforcement of Remedies. The Company hereby agrees that it will not assert against the limited partners or members of any of the Purchasers any claim it may have under this Agreement by reason of any failure or alleged failure by such Purchaser to meet its obligations hereunder.

7.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

7.13 Amendments and Waiver. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Company and the Majority Purchasers and may not be waived except by an instrument in writing signed by the party to be bound, or in the case of any Purchaser, signed by the Majority Purchasers, and any amendment, modification or waiver signed by the Majority Purchasers shall be valid and binding with respect to all Purchasers. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

7.14 Entire Agreement. This Agreement, the schedules and exhibits hereto, and the Registration Rights Agreement constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.

7.15 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

ADA-ES INC.,
a Colorado corporation

By:	/s/ Michael D. Durham
Name: Michael D. Durham
Title: President & CEO

EACH PURCHASER’S SIGNATURE TO THE INVESTOR QUESTIONNAIRE DATED OF EVEN DATE HEREWITH SHALL CONSTITUTE SUCH PURCHASER’S SIGNATURE TO THIS SECURITIES PURCHASE AGREEMENT.

Exhibit A

SCHEDULE OF PURCHASERS

Purchaser Name and Address	Number of shares of Series A Preferred Stock to be Purchased	Number of shares of Series B Preferred Stock to be Purchased
Energy Capital Partners I, LP 51 John F. Kennedy Parkway, Suite 200 Short Hills, New Jersey 07078	763,596	763,596

Energy Capital Partners I-A LP 51 John F. Kennedy Parkway, Suite 200 Short Hills, New Jersey 07078	479,790	479,790

Energy Capital Partners I-B, LP 51 John F. Kennedy Parkway, Suite 200 Short Hills, New Jersey 07078	251,370	251,370

Energy Capital Partners I (TEF IP), LP 51 John F. Kennedy Parkway, Suite 200 Short Hills, New Jersey 07078	305,244	305,244

Exhibit B

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C

SERIES A CERTIFICATE OF DESIGNATIONS

Exhibit D

SERIES B CERTIFICATE OF DESIGNATIONS

Exhibit E

PURCHASER’S CERTIFICATE OF SUBSEQUENT SALE

Attention:	ADA-ES, Inc. Chief Financial Officer

The undersigned, [an officer of, or other person duly authorized by] ___________________________________________________________ [fill in official name of individual or institution] hereby certifies that he/she [said institution] is the Purchaser of the Securities evidenced by the attached certificate(s), and as such, sold the shares on _____________________ in accordance with the Registration Statement number ________________________ [fill in the number of or otherwise identify Registration Statement] and the requirement of delivering a current prospectus forming a part of such Registration Statement has been complied with in connection with such sale.

Print or Type:

Name of Purchaser (Individual or Institution):

Name of Individual Representing Purchaser (if an institution):

Title of Individual Representing Purchaser (if an institution):

Signature by:

Individual Purchaser or Individual Representing Purchaser:

Exhibit F

FORM OF OPINION OF SCHUCHAT, HERZOG & BRENMAN, LLC